UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2012

BLACK RIDGE OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-53952	27-2345075
(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

(952) 426-1241

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.14d-2(b))

[_]	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 27, 2012, Black Ridge Oil & Gas, Inc. (the “Company”) entered into a settlement agreement with Peerless Media, Ltd. (“Peerless”) and ElectraWorks, Ltd. (“ElectraWorks”) to settle all claims regarding their performance of obligations with respect to the WPT Enterprises, Inc. business purchased by Peerless from Ante4, Inc. in November 2009 (the "Litigation"). The Litigation was pending before Judicial Arbitration and Mediation Services (JAMS) in Los Angeles, California. The claims in the Litigation were assigned to the Company as part of the Company’s distribution (spin-off) agreement with Ante4, Inc. Under the settlement agreement, Peerless/ElectraWorks will pay the Company $13.5 million in the following installments: (i) $5.5 million payable on November 2, 2012, (ii) $5.5 million payable on December 31, 2012, and (iii) $2.5 million payable on December 31, 2013. In addition, Peerless/ElectraWorks will make payments to the Company upon certain contingencies related to the passage of federal or state legislation permitting real money online poker and Peerless/ElectraWorks or one of their affiliates obtaining such a license. The maximum amount of these contingent payments is $6.5 million with the amount determined based on how such legislation is enacted. Under the settlement agreement the Company has released its rights to the royalty stream and no further payments are due from Peerless/ElectraWorks other than those set forth in the settlement agreement. As of the settlement date, the Company had receivables, net of allowances and related payables, of approximately $5.2 million related to the royalty stream.

The Company will pay attorneys’ fees of approximately $2 million as well as various costs out of the proceeds. In addition, as a result of an incentive arrangement with the Company’s former president, chief executive officer and secretary, Steve Lipscomb that was approved by WPT Enterprises, Inc.’s Board of Directors in February 2009, Mr. Lipscomb will receive 5% of the settlement payments, net of attorneys’ fees and costs, as such amounts are received by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACK RIDGE OIL & GAS, INC.

(Registrant)

Date: October 2, 2012

/s/	Ken DeCubellis, Chief Executive Officer
Ken DeCubellis, Chief Executive Officer

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